Exhibit 8
                                                                       ---------


             Description of Equitable's Issuance, Transfer
                     and Redemption Procedures for Policies
                      Pursuant to Rule 6e-3(T)(b)(12)(iii)
                    under the Investment Company Act of 1940
                                 June 10, 1987



       Rule 6e-3(T)(b)(12)(iii) under the Investment Company Act of 1940 ("1940 Act") provides an exemption for separate accounts, their investment advisers, principal underwriters and sponsoring insurance company from Sections 22(d), 22(e), and 27(c)(1) of the 1940 Act, and Rule 22c-1 promulgated thereunder, for issuance, transfer and redemption procedures under flexible premium variable life insurance policies to the extent necessary to comply with Rule 6e-3(T), state administrative law or established administrative procedures of the life insurance company. In order to qualify for the exemption, procedures must be reasonable, fair and not discriminatory and they must be disclosed in the registration statement filed by the separate account.

       This exhibit is furnished in connection with the registration statement on Form S-6, File No. 33-8237 (the "Registration Statement") by Separate Account FP (the "Account") of The Equitable Life Assurance Society of the United States ("Equitable") and Equitable covering an indefinite number of units of interest in the Account under variable life insurance policies with additional premium option, policy form no. 86-500 (the "policies"). The Account is registered under the 1940 Act, File No. 811-4335. The Account and Equitable have also filed a registration statement on Form S-6, File No. 2-98590, covering an indefinite number of units of interest in the Account under flexible premium variable life insurance policies.

       The Account is divided into six investment divisions: the Common Stock, Money Market, Aggressive Stock, Balanced, High Yield and Global Division. Each of these investment divisions is available for allocation for premiums under the policies. Such divisions are collectively referred to herein as the "investment divisions". Procedures apply equally to each investment division and for purposes of this description are defined in terms of the Account, except where a discussion of both the Account and its investment divisions is necessary. Each investment division invests in shares of a corresponding portfolio of The Hudson River Fund, Inc. (the "Fund"), a "series" type of mutual fund registered under the 1940 Act, File No. 811-4185. The investment experience of the investment divisions of the Account depends on the market performance of the corresponding Fund portfolios.

       Equitable believes its procedures meet the requirements of Rule 6e-3(T)(b)(12)(iii) and states the following:

       1. Because of the insurance nature of the policies and due to the requirements of state insurance laws, the procedures necessarily differ in significant respects from procedures for mutual funds and contractual plans for which the 1940 Act was designed.

       2. Many of the procedures used by Equitable have been adapted from established procedures for its scheduled premium variable life insurance policies.

       3. In structuring its procedures to comply with Rule 6e-3(T), state insurance laws and established administrative procedures, Equitable has attempted to comply with the intent of the 1940 Act, to the extent deemed feasible.

       4. In general, state insurance laws require that Equitable's procedures be reasonable, fair and not discriminatory.

       5. Because of the nature of the policies as an insurance product, it is often difficult to determine precisely when Equitable's procedures deviate from those required under Section 22(d), 22(e) or 27(c)(1) of the 1940 Act or Rule 22c-1 thereunder. Accordingly, set out below is a summary of the principal policy provisions and procedures not otherwise described in the prospectus which may be deemed to constitute, either directly or indirectly, such a deviation. The summary does not attempt to treat each and every procedure or variation which might occur and does include certain procedural steps which do not constitute deviations from the above-cited sections or rule.

I.  "Redemption Procedures":
    Surrender and Related Transactions
    ----------------------------------

       This section will outline those procedures which differ in certain significant respects from redemption procedures for mutual funds and contractual plans. The policies provide for the payment of monies to a policyowner or beneficiary upon presentation of a policy. Generally, except for the payment of the Insurance Benefit, the imposition of cost of insurance and administrative charges and the effects of the surrender charge, the payee will receive a pro rata or proportionate share of the Account's assets within the meaning of the 1940 Act in any transaction involving "redemption procedures". The amount received by the payee will depend u pon the particular benefit for which the policy is presented, including, for example, the cash surrender value or Insurance Benefit. In addition, under the loan provisions of the policies, policies will not be presented to Equitable for redemption but loans will affect the policyowners' benefits and may involve a transfer of the assets supporting the policy reserve out of the Account. Finally, state insurance law may require that certain requirements be met before Equitable is permitted to make payments to the payee.

       a.  Surrender for Cash Values
           -------------------------

       Equitable will pay the net cash surrender value within seven days after receipt, at its Administrative Office, of the policy and a signed request for surrender. Computations with respect to the investment experience of each investment division will be made at the end of each business day. Generally, a business day is any day we are open and the New York Stock Exchange is open for trading. However, we are closed on Martin Luther King Day and the Friday after Thanksgiving Day. This will enable Equitable to pay a net cash value on surrender based on the next computed value after a request is received. The surrender is effective on the date Equitable receives the request at its administrative office.

       Equitable will make the payment of net cash surrender value out of its General Account and, at the same time, transfer assets from the Account to the General Account in an amount equal to the policy reserves in the Account.

       b.  Death Claims
           ------------

       Equitable will pay an Insurance Benefit (net of indebtedness) to the beneficiary within seven days after receipt, at its Administrative Office, of the policy, due proof of death of the insured, and all other requirements necessary(1) to make payment. The proceeds payable on death reflect interest from date of death to the date of payment.

       Equitable will make payment of the Insurance Benefit out of its General Account, and will transfer assets from the Account to the General Account in an amount equal to the reserve in that Account. The excess, if any, of the Insurance Benefit over the amount transferred will be paid out of the General Account reserve maintained for that purpose.


------------

(1)State insurance laws impose various requirements, such as receipt of a tax waiver, before payment of the death benefit may be made. In addition, payment of the Insurance Benefit is subject to the provisions of the policies regarding suicide and incontestability.

       c.  Exchange of Policy
           ------------------

       The policies allow the policyowner, to exchange the policy for Equitable's "Flexible Premium Adjustable Life Plan" policy. It is a policy of permanent fixed benefit life insurance. The new policy will have the same Register Date, Date of Issue, and Issue Age as the exchanged policy. It will have a face amount equal to the initial Insurance Benefit under the Policy. The premium for the new policy will be based on Equitable's rates in effect on its Register Date for the same class of risk as under the policy.

       Equitable will inform the policyowner of the amount of the premium for the new policy, and of any extra sum required or allowance to be made for a premium or Cash Surrender Value adjustment that takes appropriate account of the premiums and cash surrender values under the policy and under the new policy. If so required, Equitable has filed a detailed statement of the method of computing such an adjustment with the insurance supervisory official of the jurisdiction in which the policy is delivered.

       The exchange will be subject to the following rules:

       1.  The policy must be in effect on the exchange date; and

       2.  Any loan and loan interest on the policy be repaid.

       The date of exchange will be the later of: (a) the date the policyowner sends us the policy and the signed request on Equitable's form for such exchange; or (b) the date we receive at Equitable's Administrative Office any sum due to be paid for such exchange.

       d.  Policy Loan
           -----------

       Equitable's policies provide that a policyowner may take a loan of up to 95% of the cash surrender value upon assignment to Equitable of the policy as sole security. The cash surrender value for this purpose will be that next computed after receipt, at Equitable's Administrative Office, of a loan request. Payment of the loan out of Equitable's General Account will be made to the policyowner within seven days after such receipt.

       When a loan is made, the portion of the assets in the Account (which is a portion of the cash surrender value and which also constitutes a portion of the reserves for the Insurance Benefit) equal to the indebtedness created thereby is transferred by Equitable from the Account and set aside to secure the loan. Withdrawal of amounts equal to the loan amount from among investment divisions will be according to the policyowner's request. If this allocation is not specified or not possible, the loan will be allocated according to the proportion of the values each investment division of the Account bear to the total value in the divisions.

       Equitable pays a declared interest rate on all amounts set aside to secure a loan. Interest on such an annual rate that equals the declared rate for each policy year. At policy issuance, and prior to each policy anniversary, Equitable declares the rates that will apply to such amounts for the following policy year.

       Because of the transfer, a portion of the policy is not variable during the loan period (except in accordance with adjustments in the loan interest rate described above) and, therefore, the Insurance Benefit and the cash surrender value are permanently affected by any indebtedness, whether or not repaid in whole or in part.

II.  "Public Offering Price":  Purchase and Related
     Transactions -- Section 22(d) and Rule 22c-1
     ----------------------------------------------

       This section outlines those principal policy provisions and administrative procedures which might be deemed to constitute, either directly or indirectly, a "purchase" transaction. Because of the insurance nature of the policies, the procedures involved necessarily differ in certain significant respects from the purchase procedures for mutual funds and contractual plans. The chief difference revolves around the insurance underwriting (i.e., evaluation of risk) process. Another difference is the policies' loan repayment provisions, which do not result in the issuance of a policy but involve a transfer of assets supporting the policy reserve into the Account.

       a.  Application and Initial Premium Processing
           ------------------------------------------

       Upon receipt of a completed application from a prospective policyowner, Equitable will follow certain insurance underwriting (i.e., evaluation of risks) procedures designed to determine whether the proposed insured is insurable. This process may involve such verification procedures as medical examinations and may require that further information be provided by the proposed policyowner before a determination can be made. A policy cannot be issued, i.e., physically issued through Equitable's computerized issue system, until this underwriting procedure has been completed.

       These processing procedures will not dilute any benefit payable to any existing policyowner. Although a policy cannot be issued until after the underwriting process has been completed, if the proposed policyowner has submitted an application and paid the initial premium, Equitable may, subject to certain conditions, provide a limited amount of temporary insurance on the person proposed to be insured. A copy of Equitable's Temporary Insurance Agreement is included in Exhibit 1-A(5) to the Registration statement.

       Equitable will require that the policy be delivered within a specific delivery period to protect itself against anti-selection by the prospective policyowner resulting from a deterioration of the health of the proposed insured. Generally, the period will not exceed the shorter of 30 days from the date the policy is issued and 75 days from the date of Part 2 of the Application.

       b.  Repayment of Loan
           -----------------

       A loan made under the policy may be repaid with an amount equal to the original loan plus loan interest.

       When a loan is made, Equitable will transfer from each investment division of the Account to the General Account an amount of that Division's cash surrender value equal to the amount loaned from that division. Equitable will credit these assets with interest. Since Equitable will credit the balance of such assets above a certain amount with interest at a rate no more than 2% below the interest rate on the loan, Equitable will retain the difference between these rates and the loan rates in order to cover certain expenses and contingencies. Upon repayment of indebtedness, Equitable will reduce the amounts set aside to secure the loan and transfer assets supporting corresponding reserves to the Divisions according to policyowner's instruction or the premium payment allocation percentages then in effect.


0396i